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                                                                      Exhibit 12


                         CONTINENTAL GLOBAL GROUP, INC.
                Computation of Ratio of Earnings to Fixed Charges

                        (In thousands, except for ratios)

                                              Three Months Ending     Nine Months Ending
                                                 September 30           September 30
                                               1997       1996         1997      1996
                                             -------------------------------------------

Computation of Earnings:
Income before extraordinary
  item and foreign income taxes                2,364      1,218       5,483      6,045
Add:
    Interest expense                           3,013        732       7,485      2,187
    Amortization of deferred
      financing costs                            118          7         237         20
    Portion of rent expense
      representative of an interest
      factor                                     129         97         361        295
                                               -----      -----      ------      -----



Earnings                                       5,624      2,054      13,566      8,547
                                               =====      =====      ======      =====

Computation of Fixed Charges:
   Interest expense                            3,013        732       7,485      2,187
   Amortization of deferred
     financing costs                             118          7         237         20
   Portion of rent expense representative
     of an interest factor                       129         97         361        295
                                               -----      -----      ------      -----


Fixed Charges                                  3,260        836       8,083      2,502
                                               =====      =====      ======      =====

Ratio of Earnings to Fixed Charges              1.73       2.46        1.68       3.42
                                               -----      -----      ------      -----


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